Exhibit 99.1

News Release
Sunoco LP Completes Its Conversion of West Texas Retail Sites to Commission Agent Model

DALLAS, April 2, 2018 - Sunoco LP (NYSE: SUN) (“Sunoco”) today announced the completion of the conversion of its 207 retail sites located in certain West Texas, Oklahoma and New Mexico markets to a single commission agent. With this conversion complete, Sunoco’s transition out of the majority of its convenience store operations in the continental U.S. is effectively complete. Sunoco will continue to operate sites along the New Jersey and New York toll roads along with its retail operations in Hawaii.

Under the commission agent model, Sunoco owns, prices and sells fuel at the sites, paying the agent a fixed cents-per-gallon commission. In addition, Sunoco continues to own approximately two-thirds of this portfolio in fee and will receive rental income from the commission agent, who will conduct all operations related to the convenience store and any related restaurant locations.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

The information contained in this press release is available on the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "opportunity," "value-creating," "designed," "predict," "seek," "ongoing," "increases" or "continue" and variations or similar expressions. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in Annual Reports on Form 10-K filed by SUN, ETE and ETP and other documents filed from time to time with the Securities and Exchange Commission. The partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Sunoco LP

Scott Grischow
Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA
Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

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